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                                                                      Exhibit 99



                                   CONSULIER
                               ENGINEERING, INC.




March 23, 1998


Tequesta, Florida
Contact-Ralph Butler
(561) 842-2492, FAX (561) 845-3237

FOR IMMEDIATE RELEASE ----

                                  NEWS RELEASE

            CONSULIER ENGINEERING ANNOUNCES TWO-FOR-ONE STOCK SPLIT

Tequesta, Florida - March 23, 1998 - Consulier Engineering, Inc. (CEI) announced today that its Board of Directors has authorized a two-for-one split of the Company's Common Stock for shareholders of record on March 31, 1998. Shareholders will receive one share of Common Stock for every share of the Company's Common Stock held on the record date. Shares resulting from the split are expected to be distributed by the transfer agent on April 15, 1998. The Company will have approximately 5,200,000 shares of Common Stock issued and outstanding after the stock split.

Warren B. Mosler, Chairman of the Company said, "This stock split will increase the number of shares in the public float enabling the Company to continue to have its Common Stock listed on the NASDAQ SmallCap Market."

CEI's engineering division is involved in new product engineering and development and program management. CEI's major subsidiaries are Southeast Automotive Acquisition Corporation and C-6 Products, Inc. Southeast, located in Miami, Florida engages in the worldwide manufacturing and distribution of automobile and truck spare parts and tools to the wholesale market. C-6 was formed in 1997 to manufacture and market household and tool related products including their soon to be released Tool Topper(TM) Workstation, which will easily fasten to the top of all step ladders, converting them to handy work platforms and easing the work of the "do-it-yourselfer".


Consulier Engineering, Inc.'s Common Stock trades on the over-the-counter market under the NASDAQ symbol CSLR.